July 2009 Pricing Sheet dated July 24, 2009 relating to Preliminary Terms No. 135 dated June 24, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Buffered PLUS based on the S&P GSCITM Brent Crude Index—Excess Return due July 29, 2011
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JULY 24, 2009
Issuer:	Morgan Stanley
Maturity date:	July 29, 2011
Underlying commodity index:	S&P GSCITM Brent Crude Index—Excess Return
Aggregate principal amount:	$2,253,000
Payment at maturity:	At maturity, you will receive an amount per Buffered PLUS equal to:
●	If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
●	If the final index value is less than or equal to the initial index value but greater than or equal to 90% of the initial index value, meaning the underlying commodity index has declined in value by an amount less than or equal to the buffer amount of 10%:
$1,000
●	If the final index value is less than 90% of the initial index value, meaning the underlying commodity index has declined in value by an amount greater than the buffer amount of 10%:
($1,000 x index performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	564.9048, which is the index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	July 22, 2011, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	10%
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$1,480 per Buffered PLUS (148% of the stated principal amount).
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	July 24, 2009
Original issue date:	July 31, 2009 (5 business days after the pricing date)
CUSIP:	617482GA6
ISIN:	US617482GA67
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	$1,000	$17.50	$982.50
Total	$2,253,000	$39,427.50	$2,213,572.50
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $992.50 per Buffered PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.
“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 135 dated June 24, 2009
Prospectus Supplement for Commodity PLUS dated June 24, 2009
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.